Exhibit 99.1

ProPhase Labs Announces Financial Results

for the Three Months Ended September 30, 2021

Company to hold a conference call November 12, 2021 at 11:00AM ET

Garden City, NY – November 12, 2021 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified biotech and genomics company, today reported its financial and operational results for the three months ended September 30, 2021.

Financial highlights for the quarter ended September 30, 2021 include the following:

●	Total revenue of $9.5 million for the quarter ended September 30, 2021, as compared to $3.8 million for the quarter ended September 30, 2020, an increase of approximately 150%.

●	57,000 diagnostics tests were performed in the quarter ended September 30, 2021.

●	Net loss of $4.0 million, or $(0.26) per share, for the quarter ended September 30, 2021, as compared to net loss of $0.6 million, or $(0.05) per share, for the quarter ended September 30, 2020.

●	Adjusted EBITDA of $(1.3) million for the quarter ended September 30, 2021 as compared to adjusted EBITDA of $(0.1) million for the quarter ended September 30, 2020.

●	Cash, cash equivalents and marketable securities balance of $22.9M and net working capital of $34.0M at September 30, 2021.

Corporate highlights for the quarter ended September 30, 2021 and subsequently include the following:

●	Acquired Nebula Genomics, Inc., a privately owned personal genomics company, for aggregate price of $14.6 million.

●	Nebula Co-Founder and Renowned Harvard Scientist, George Church, Ph.D., to Spearhead ProPhase Labs New Scientific Advisory Board.

●	Presented at five investor conferences, including LD Micro, Benzinga Health Care Small Cap, H.C. Wainwright Global, SNN Network Summer, and the Q3 Investor Summit.

●	Authorized the repurchase of up to $6M in ProPhase common stock. As of November 10, 2021, the Company has repurchased 140,769 shares at an aggregate amount of $791,000 or $5.62 per share

Ted Karkus, ProPhase’s Chief Executive Officer, commented, “As we recently announced in an update to our shareholders on October 13th, while the decline in the COVID-19 positivity rates continued through mid-Q3, it rebounded significantly in late August and September. As a result, our testing levels have recently increased significantly. Our testing volumes in just the month of October alone surpassed the entire Q3 testing volumes. We anticipate that this surge will continue through the remainder of Q4 based in part on our expanding customer base, including municipal contract wins and the opening of schools and other high-traffic venues, many of which will require either vaccinations or regular COVID-19 testing to gain access.

“For the first nine months of the year, although we recognized a net loss, our adjusted EBITDA was actually positive. We also anticipate a very strong fourth quarter. We believe that the winter months will bring about increased testing based on the winter flu season gearing up, for which there may be increased sensitivity to distinguish between the two viruses. We are also building a sizable customer base of independent pharmacies and concierge services that we anticipate will provide consistent and growing testing revenues for our diagnostics business.”

“We are also proceeding as planned with our integration of recently-acquired Nebula Genomics into our ProPhase Precision Medicine division. We are confident that combining Nebula Genomics’ comprehensive genomic testing with our CLIA-certified lab capabilities will lead to faster turnaround times and lower price points, driving additional demand. We also plan to offer low-pass genomic testing at significantly lower price points. This will allow us to leverage our distribution network of more than 40,000 food, drug, and mass retail stores to further expand direct-to-consumer and big-box retail distribution of Nebula’s genomic sequencing products and services. Each of these initiatives could significantly grow sales as we look forward to 2022,” said Mr. Karkus.

“The Company continues to be active in our recently announced share repurchase program, which reflects the Board of Directors’ confidence in both our current business momentum and the future opportunities before us.”

“We are also continuing to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities with the help of world-renowned genomics expert, George Church, co-founder of Nebula Genomics and advisor to ProPhase,” concluded Mr. Karkus.

Financial Results

Quarter Ended September 30, 2021

For the three months ended September 30, 2021, net revenue was $9.5 million as compared to $3.8 million for the three months ended September 30, 2020. We recognized higher net revenue for the three months ended September 30, 2021 primarily as a result of an increase of $7.1 million in revenue related to our new diagnostic services business, which was offset by a decrease of $2.5 million in customer orders from our consumer products business as a result of the demand and inventory levels of third party contract manufacturing customers.

Cost of revenues for the three months ended September 30, 2021 was $5.5 million as compared to $2.8 million for the three months ended September 30, 2020. For the three months ended September 30, 2021 and 2020, we realized a gross margin of 42.0% and 27.1%, respectively. The increase in gross margin from the prior period is principally due to increased margins generally associated with our new diagnostic services business.

Diagnostic expenses for the three months ended September 30, 2021 were $1.5 million compared to no diagnostics expenses for the three months ended September 30, 2020. The $1.5 million in diagnostic expenses for the three months ended September 30, 2021 was comprised of network providers expenses associated with our new diagnostic services business.

Sales, general and administration expenses for the three months ended September 30, 2021 were $5.9 million as compared to $1.6 million for the three months ended September 30, 2020. The increase of $4.3 million in general and administration expenses was principally related to growth in personnel expenses and professional fees associated with our new diagnostic services business.

As a consequence of the effects of the above, net loss from continuing operations for the three months ended September 30, 2021 was $4.0 million, or $(0.26) per share, as compared to the net loss from continuing operations for the three months ended September 30, 2020 of $0.6 million, or $(0.05) per share. Net income from discontinued operations was $161,000, or $0.01 per share, for the three months ended September 30, 2020.

Our aggregate cash and cash equivalents, restricted cash and marketable debt securities as of September 30, 2021 was $22.9 million as compared to $8.5 million at December 31, 2020. Our working capital was $34.0 million and $9.6 million as of September 30, 2021 and December 31, 2020, respectively. The increase of $14.4 million in our cash and cash equivalents, restricted cash and marketable debt securities balance for the nine months ended September 30, 2021 was principally due to our receipt of aggregate net proceeds of $40.6 million from the issuance of common stock and warrants in a registered direct offering and public offering, and $10.7 million from the sale of marketable debt securities, offset by (i) capital expenditures of $4.2 million, (ii) cash dividend payments of $4.5 million, (iii) issuance of a promissory note of $1.0 million, (iv) payment of $9.1 million related to business acquisition, and (v) cash used in operations of $9.0 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET today, November 12, 2021, to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference call by navigating to: https://dpregister.com/sreg/10161532/ef2e0ef568

Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Labs call.

The conference call will be broadcast live and available for replay at https://services.choruscall.com/mediaframe/webcast.html?webcastid=ddkWfCfc and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately two hours after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code #10161532.

About ProPhase Labs

ProPhase Labs (Nasdaq: PRPH) (“ProPhase”) is a diversified biotech and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing. ProPhase Precision Medicine, Inc. focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Diagnostics offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories. ProPhase Diagnostics serves patients who may have SARS-CoV-2 (COVID-19) through both saliva and nasal swab methods. Critical to COVID testing, results are provided in under 24 hours. ProPhase Diagnostics also offers PCR (polymerase chain reaction) testing for Influenzas A and B and RSV; as well as antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Global Healthcare, Inc. was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand. ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding our expectations with respect to Q4 COVID-19 testing revenues, our goal to build a sizable customer base of independent pharmacies that will provide consistent and growing testing revenues for our diagnostics business, our plans to provide genomic testing with faster turnaround times and lower price points resulting in increased demand, our ability to leverage our distribution network to expand direct-to-consumer and big-box retail distribution of Nebula’s genomic sequencing products and services, and our ongoing efforts to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, the scale, scope and duration of the COVID-19 pandemic, consumer demand for our COVID-19 testing and other lab processing services, challenges relating to entering into new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings.

Media Relations Contact:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,533	$6,816
Restricted cash	250	-
Marketable debt securities, available for sale	14,114	1,639
Marketable equity securities, at fair value	214	-
Accounts receivable, net	10,680	3,155
Inventory, net	8,510	3,039
Prepaid expenses and other current assets	1,602	1,238
Total current assets	43,903	15,887

Property, plant and equipment, net	6,454	3,578
Secured promissory note receivable	3,774	2,750
Prepaid expenses, net of current portion	460	2,084
Right-of-use asset, net	4,484	4,731
Intangible assets, net	11,562	1,234
Goodwill	1,385	901
Other assets	608	240
TOTAL ASSETS	$72,630	$31,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,394	$3,771
Accrued diagnostic services	3,260	-
Accrued advertising and other allowances	344	463
Lease liabilities	676	329
Deferred revenue	1,517	-
Other current liabilities	1,741	1,731
Total current liabilities	9,932	6,294

Non-current liabilities:
Deferred revenue, net of current portion	106	162
Note payable	81	-
Unsecured convertible promissory notes, net	9,995	9,991
Lease liabilities, net of current portion	4,252	4,402
Total non-current liabilities	14,434	14,555
Total liabilities	24,366	20,849

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $.0005 par value, no shares issued and outstanding	-	-
Common stock authorized 50,000,000, $.0005 par value, 15,652,724 and 11,604,253 shares outstanding, respectively	16	14
Additional paid-in capital	103,807	61,674
Accumulated deficit	(7,947)	(3,631)
Treasury stock, at cost, 16,652,022 and 16,652,022 shares, respectively	(47,490)	(47,490)
Accumulated other comprehensive loss	(122)	(11)
Total stockholders’ equity	48,264	10,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$72,630	$31,405

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues, net	$9,472	$3,840	$33,885	$9,351
Cost of revenues	5,495	2,798	16,515	6,615
Gross profit	3,977	1,042	17,370	2,736

Operating expenses:
Diagnostic expenses	1,478	-	6,117	-
General and administration	5,938	1,552	14,713	3,875
Research and development	208	57	416	181
Total operating expenses	7,624	1,609	21,246	4,056
Loss from operations	(3,647)	(567)	(3,876)	(1,320)

Interest income, net	230	39	531	53
Interest expense	(296)	(41)	(870)	(41)
Change in fair value of investment securities	(265)	-	(101)	-
Loss from continuing operations	(3,978)	(569)	(4,316)	(1,308)

Discontinued Operations:
Income from discontinued operations	-	161	-	161
Net loss	$(3,978)	$(408)	$(4,316)	$(1,147)

Other comprehensive loss:
Unrealized loss on marketable debt securities	(33)	(8)	(111)	(2)
Total comprehensive loss	$(4,011)	$(416)	$(4,427)	$(1,149)

Basic and diluted earnings (loss) per share:
Loss from continuing operations	$(0.26)	$(0.05)	$(0.29)	$(0.11)
Income from discontinued operations	-	0.01	-	0.01
Net loss per share	$(0.26)	$(0.04)	$(0.29)	$(0.10)

Weighted average common shares outstanding:
Basic and diluted	15,439	11,604	15,055	11,593

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the nine months ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities
Net loss	$(4,316)	$(1,147)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized (gain) loss on marketable debt securities	40	(2)
Depreciation and amortization	2,044	253
Amortization of debt discount	4	-
Amortization on right-of-use assets	247	-
Lower of cost or net realizable value inventory adjustment	-	17
Stock-based compensation expense	2,438	679
Change in fair value of investment securities	(164)	-
Non-cash interest income on secured promissory note receivable	(50)	-
Changes in operating assets and liabilities:
Accounts receivable	(7,327)	(1,015)
Escrow receivable	-	4,812
Inventory	(5,036)	(696)
Prepaid and other assets	1,639	(30)
Other assets	(368)	-
Accounts payable and accrued expenses	(1,749)	470
Accrued diagnostic services	3,260	-
Deferred revenue	1,461
Lease liabilities	197	-
Other liabilities	(1,292)	835
Net cash (used in) provided by operating activities	(8,972)	4,176

Cash flows from investing activities
Business acquisitions, net of cash acquired	(9,066)	-
Issuance of secured promissory note receivable	(1,000)	(2,974)
Purchase of marketable securities	(21,527)	(4,317)
Proceeds from sale of marketable debt securities	10,701	3,839
Capital expenditures	(4,258)	(222)
Net cash used in investing activities	(25,150)	(3,674)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	35,135	-
Proceeds from issuance of common stock and warrants from private offering	5,500	-
Proceeds from unsecured convertible promissory notes	-	10,000
Issuance costs on unsecured convertible promissory notes	-	(10)
Payment of issuance costs in connection with ATM	-	(66)
Payment of dividends	(4,546)	-
Net cash provided by financing activities	36,089	9,924

Increase in cash, cash equivalents and restricted cash	1,967	10,426
Cash, cash equivalents and restricted cash, at the beginning of the period	6,816	434
Cash, cash equivalents and restricted cash, at the end of the period	$8,783	$10,860

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Interest payment on the promissory notes	$750	$-

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares related to business acqusition	$3,608	$-
Net unrealized loss, investments in marketable debt securities	$(111)	$(2)

Non-GAAP Financial Measure and Reconciliation

(in thousands)

(unaudited)

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measure we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended		For the nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP net loss (1)	$(3,978)	$(408)	$(4,316)	$(1,147)
Interest, net	65	2	339	(12)
Depreciation and amortization	926	3	2,044	13
EBITDA	(2,987)	(403)	(1,933)	(1,146)
Acquisition costs (2)	674	-	674	-
Share-based compensation expense	934	283	2,438	679
Non-cash rent expense (3)	72	-	443	-
Adjusted EBITDA	$(1,307)	$(120)	$1,622	$(467)

(1) We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2) Transaction cost related to the Nebula acquisition.

(3) The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.